Exhibit 99.1

RUBY TUESDAY, INC.
INITIAL AWARD

THIS INITIAL AWARD (the “Initial Award” or “Award”) is made and entered into as of December 3, 2012 (the “Grant Date”) by and between Ruby Tuesday, Inc. (the “Company”), a Georgia corporation, and James J. Buettgen (“Employee”).  Upon and subject to the Terms and Conditions attached hereto and incorporated herein by reference, the Company hereby awards as of the Grant Date to Employee Service-Based Restricted Shares and Performance-Based Restricted Shares as described below.

I.  Service-Based Restricted Share Grant.

A.           Service-Based Restricted Shares: 68,289 shares of the Company’s common stock (the “Common Stock”), $.01 par value per share.

B.           Vesting:  The Service-Based Restricted Shares shall become vested, as and to the extent indicated below, only if and to the extent the Service Condition is satisfied.  The Service Condition is satisfied only if Employee provides Continuous Service to the Company and/or any affiliate for the period beginning with the Grant Date through the date described in the following Vesting Schedule:

Continuous Service Date	Percentage of Service-Based Restricted Shares which are Service Vested Shares
Prior to June 1, 2015	0%
June 1, 2015 and after	100%

Employee shall be determined to have provided “Continuous Service” through the date specified in the Vesting Schedule above if Employee continues in the employ of the Company and/or any affiliate without experiencing a termination of employment pursuant to Section 6 of the Employment Agreement (a “Termination of Employment”).  All or a portion of the Service-Based Restricted Shares may become Vested Shares on an earlier date as provided in the attached Terms and Conditions.

The Service-Based Restricted Shares which have satisfied, or are deemed to have satisfied, the Service Condition are herein referred to as the “Service Vested Shares.”  Any portion of the Service-Based Restricted Shares which have not become Service Vested Shares in accordance with this Paragraph I.B or Section 1(a) of the attached Terms and Conditions before or at the time of Employee’s Termination of Employment shall be forfeited.

C.           Holding Period:  Once Service-Based Restricted Shares become Service Vested Shares they will be subject to a six-month holding period, as provided in Section 1(e)(ii) of the attached Terms and Conditions.

II.  Performance-Based Restricted Share Grant.

A.           Performance-Based Restricted Shares:  68,289 shares of Common Stock.

B.           Vesting:  The Performance-Based Restricted Shares are divided into two (2) tranches, as and to the extent indicated below, and shall become vested only if and to the extent the applicable Performance Condition and Service Condition, each as specified below, are satisfied.

(1)           Tranche 1 Performance Condition. 34,145 of the Performance-Based Restricted Shares are allocated to Tranche 1 (the “Tranche 1 Restricted Shares”).  The number of Tranche 1 Restricted Shares that become earned (the “Net Restricted Shares”) shall be determined based upon the Company’s

Adjusted EBITDA performance measured for the Company’s Fiscal Year 2013, as determined in accordance with the table and definition provided to you separately, which is the same table and definition applicable to other participants who were granted Performance-Based Restricted Shares based upon the Company’s Adjusted EBITDA performance measured for the Company’s Fiscal Year 2013.

The number of Tranche 1 Restricted Shares becoming Net Restricted Shares shall be determined by multiplying the “Net Tranche 1 Restricted Shares Percentage,” based upon the corresponding “Fiscal 2013 Adjusted EBITDA” results (as set forth in the table), by the number of Tranche 1 Restricted Shares specified in this Paragraph II.B.1 (as that number may be adjusted pursuant to Section 3 of the attached Terms and Conditions).  For results above the specified threshold that are between the benchmarks indicated, the number of Tranche 1 Restricted Shares becoming Net Restricted Shares shall be determined by straight line interpolation.

The number of Tranche 1 Restricted Shares that do not become Net Restricted Shares shall be forfeited as of the date of the 2013 meeting of the Committee in which the Committee determines the extent to which the performance actually realized, as measured against the Tranche 1 Performance Condition, results in fewer than all (or none) of the Tranche 1 Restricted Shares becoming Net Restricted Shares based upon the performance table set forth above.

(2)           Tranche 2 Performance Condition. 34,144 of the Performance-Based Restricted Shares are allocated to Tranche 2 (the “Tranche 2 Restricted Shares”).  The number of Tranche 2 Restricted Shares that become Net Restricted Shares shall be determined based upon the annual same-restaurant sales growth percentage of Company-owned restaurants under the Ruby Tuesday concept for the Company’s Fiscal Year 2013 as determined in accordance with the schedule provided to you separately, which is the same schedule applicable to other participants who were granted Performance-Based Restricted Shares based upon the annual same-restaurant sales growth percentage of Company-owned restaurants under the Ruby Tuesday concept for the Company’s Fiscal Year 2013.

The number of Tranche 2 Restricted Shares becoming Net Restricted Shares shall be determined by multiplying the “Net Tranche 2 Restricted Shares Percentage,” based upon the corresponding “Annual Ruby Tuesday Concept Same-Restaurant Sales” (as set forth in the schedule), by the number of Tranche 2 Restricted Shares specified in this Paragraph II.B.2 (as that number may be adjusted pursuant to Section 3 of the attached Terms and Conditions).  For results above the specified threshold that are between the benchmarks indicated, the number of Tranche 2 Restricted Shares becoming Net Restricted Shares shall be determined by straight line interpolation.

The number of Tranche 2 Restricted Shares that do not become Net Restricted Shares shall be forfeited as of the date of the 2013meeting of the Committee in which the Committee determines the extent to which the performance actually realized, as measured against the Tranche 2 Performance Condition, results in fewer than all (or none) of the Tranche 2 Restricted Shares becoming Net Restricted Shares based upon the performance table set forth above.

(3)           Service Condition. The Net Restricted Shares shall become vested, as and to the extent indicated below, only if and to the extent the Service Condition is satisfied.  The Service Condition is satisfied only if Employee provides Continuous Service to the Company and/or any affiliate for the period beginning with the Grant Date through the date described in the following Vesting Schedule:

Continuous Service Date	Percentage of Net Restricted Shares which are Performance Vested Shares
Prior to June 1, 2015	0%
June 1, 2015 and after	100%

Employee shall be determined to have provided “Continuous Service” through the date specified in the Vesting Schedule above if Employee continues in the employ of the Company and/or any affiliate without experiencing a Termination of Employment.  All or a portion of the Net Restricted Shares may become Performance Vested Shares on an earlier date as provided in the attached Terms and Conditions.

The Net Restricted Shares which have satisfied, or are deemed to have satisfied, the Performance Condition(s) and Service Condition are herein referred to as the “Performance Vested Shares.”  Any portion of the Net Restricted Shares which have not become Performance Vested Shares in accordance with this Paragraph II.B or Section 1(a) of the attached Terms and Conditions before or at the time of Employee’s Termination of Employment shall be forfeited.

C.           Holding Period:  Once Net Restricted Shares become Performance Vested Shares they will be subject to a six-month holding period, as provided in Section 1(e)(ii) of the attached Terms and Conditions.

IN WITNESS WHEREOF, the Company and Employee have executed and sealed this Award as of the Grant Date set forth above.

RUBY TUESDAY, INC.

By:		By:
	Name:		Name: James J. Buettgen
	Title:		Title: President and Chief Executive Officer

TERMS AND CONDITIONS TO THE
RUBY TUESDAY, INC.
INITIAL AWARD

1.           Terms and Conditions Applicable to Service-Based Restricted Shares and Performance-Based Restricted Shares (together, the “Restricted Shares”).

(a)
Termination of Employment.  The Service Condition with respect to the Restricted Shares will be deemed satisfied as to all or a portion of the Restricted Shares if Employee provides Continuous Service to the Company and/or any affiliate following the Grant Date through the date of any of the earlier events listed below:

(i)
In the event of a Termination Without Cause (as defined in the Employment Agreement), Termination For Disability (as defined in the Employment Agreement) or death, all Service-Based Restricted Shares and Net Restricted Shares shall become Service Vested Shares or Performance Vested Shares, as applicable (the “Vested Shares”) on the date of such event.

(ii)
Upon a Change in Control, all Service-Based Restricted Shares and Net Restricted Shares shall become Vested Shares on a date specified by the Committee no later than the business day immediately preceding the effective date of the Change in Control, subject to the discretionary authority of the Committee under Section 3 to take further action respecting the Restricted Shares to the extent not inconsistent with this Section 1(a)(ii).

(iii)
In the event of a Resignation For Good Reason (as defined in the Employment Agreement), a pro rata portion of the Service-Based Restricted Shares and Net Restricted Shares shall become Vested Shares on the date of such event.  The pro rata portion of the Service-Based Restricted Shares and Net Restricted Shares that become Vested Shares shall be equal to the difference between (A) the product of (i) the sum of the number of Service-Based Restricted Shares initially granted under this Award and the Net Restricted Shares and (ii) the lesser of (x) one (1) and (y) twelve (12) plus the number of completed full months between the Grant Date and the Termination Date (as defined in the Employment Agreement), divided by thirty (30) and (B) the number of and Service-Based Restricted Shares and Net Restricted Shares that become Vested Shares prior to the date of Employee’s Termination of Employment.

(b)	Condition to Delivery of Restricted Shares.

(i)
Employee must deliver to the Company, within two (2) business days after the earlier of (i) the date (the “Vesting Date”) on which any Restricted Shares become Vested Shares, or (ii) the date Employee makes an election pursuant to Section 83(b) of the Internal Revenue Code as to all or any portion of the Restricted Shares, either cash or a certified check payable to the Company in the amount of all tax withholding obligations (whether federal, state or local) imposed on the Company by reason of the vesting of the Restricted Shares, or the making of an election pursuant to Section 83(b) of the Internal Revenue Code, as applicable, except as provided in Section 1(b)(ii).

(ii)	If Employee does not make an election pursuant to Section 83(b) of the Internal Revenue Code, in lieu of paying the withholding tax obligations in cash or by certified check as required by Section 1(b)(i), Employee may elect (the “Withholding Election”) to have the actual number of shares of Common Stock that become Vested Shares reduced by the smallest number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock determined by the closing price for the Common Stock on the last business day immediately preceding the applicable Vesting Date, is sufficient to satisfy the amount of the tax withholding obligations imposed on the Company by reason of the vesting of the Restricted Shares on the applicable Vesting Date.  Employee may make a Withholding Election only if all of the following conditions are met:

(A)
the Withholding Election must be made on or prior to the Vesting Date by executing and delivering to the Company a properly completed Notice of Withholding Election form, available from the Company upon request; and

(B)	any Withholding Election made will be irrevocable; however, the Committee may, in its sole discretion, disapprove and give no effect to any Withholding Election.

(iii)
Unless and until Employee provides for the payment of the tax withholding obligations in accordance with the provisions of this Section 1(b), the Company shall have no obligation to deliver any of the Vested Shares and may take any other actions necessary to satisfy such obligations, including withholding of appropriate sums from other amounts payable to Employee.  At the request of Employee, the Committee may authorize the Company to participate in such arrangements between Employee and a broker, dealer or other “creditor” (as defined by Regulation T issued by the Board of Governors of the Federal Reserve System) acting on behalf of Employee for the receipt from such broker, dealer or other “creditor” of cash by the Company in an amount necessary to satisfy Employee’s tax withholding obligations in exchange for delivery of a number of Vested Shares directly to the broker, dealer or other “creditor” having a value equal to the cash delivered.

(c)	Issuance of Restricted Shares.

(i)	The Company shall issue the Restricted Shares as of the Grant Date in either manner described below, as determined by the Committee in its sole discretion:

(A)
by the issuance of share certificate(s) evidencing Restricted Shares to the Secretary of the Company or such other agent of the Company as may be designated by the Committee or the Secretary (the “Share Custodian”); or

(B)	by documenting the issuance in uncertificated or book entry form on the Company’s stock records.

Evidence of the Restricted Shares either in the form of share certificate(s) or book entry, as the case may be, shall be held by the Company or Share Custodian, as applicable, prior to, and for a period of six (6) months after, the Restricted Shares become Vested Shares in accordance with the Vesting Schedule.

(ii)
When the Vested Shares cease to be subject to the transfer restrictions under Section 1(e)(ii), the Company or the Share Custodian, as the case may be, shall deliver the Vested Shares to Employee or, at the Company’s election, to a broker designated by the Company (the “Designated Broker”) by either physical delivery of the share certificate(s) or book entry transfer, as applicable, for the benefit of an account established in the name of Employee, in either case, reduced by any Vested Shares withheld and returned to the Company pursuant to Section 1(b)(ii) above or delivered to a broker, dealer or other “creditor” as contemplated by Section 1(b)(iii) above (such reduced number of Vested Shares are referred to in this Section 1(c)(ii) as the “Net Vested Shares”).  If the number of Vested Shares includes a fraction of a share, neither the Company nor the Share Custodian shall be required to deliver the fractional share to Employee, and the number of Vested Shares shall be rounded down to the next nearest whole number.  At any time after receipt by the Designated Broker, Employee may require that the Designated Broker deliver the Net Vested Shares to Employee pursuant to such arrangements or agreements as may exist between the Designated Broker and Employee.

(iii)
In the event that Employee forfeits any of the Restricted Shares, the Company shall cancel the issuance on its stock records and, if applicable, the Share Custodian shall promptly deliver the share certificate(s) representing the forfeited shares to the Company.

(iv)
Employee hereby irrevocably appoints the Share Custodian, and any successor thereto, as the true and lawful attorney-in-fact of Employee with full power and authority to execute any stock transfer power or other instrument necessary to transfer any Restricted Shares to the Company in accordance with this Award, in the name, place, and stead of Employee.  The term of such appointment shall commence on the Grant Date of this Award and shall continue until the last of the Restricted Shares are delivered to Employee as Net Vested Shares or are returned to the Company as forfeited Restricted Shares or as Vested Shares withheld and returned to the Company pursuant to Section 1(b)(ii), as provided by the applicable terms of this Award.

(v)
Unless and until the Restricted Shares are forfeited, Employee shall be entitled to all rights respecting the Restricted Shares applicable to holders of shares of Common Stock generally, including, without limitation, the right to vote such shares and to receive dividends or other distributions thereon as provided by Section 1(d), except as expressly provided in this Award.

(vi)
In the event the number of shares of Common Stock is increased or reduced as a result of a subdivision or combination of shares of Common Stock or the payment of a stock dividend or any other increase or decrease in the number of shares of Common Stock or other transaction such as a merger, reorganization or other change in the capital structure of the Company, Employee agrees that any certificate representing shares of Common Stock or other securities of the Company issued as a result of any of the foregoing shall be delivered to the Share Custodian or recorded in book entry form, as applicable, and shall be subject to all of the provisions of this Award as if initially granted hereunder.

(d)
Dividends.  Employee shall be entitled to dividends or other distributions paid or made on Restricted Shares but only as and when the Restricted Shares to which the dividends or other distributions are attributable become Vested Shares.  Dividends paid on Restricted Shares will be held by the Company and transferred to Employee, without interest, on such date as the Restricted Shares become Vested Shares.  Dividends or other distributions paid on Restricted Shares that are forfeited shall be retained by the Company.

(e)	Restrictions on Transfer.

(i)
Restrictions on Restricted Shares.  Except as provided by this Award, Employee shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Restricted Shares.  Any such disposition not made in accordance with this Award shall be deemed null and void.  The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with this Award, and any Restricted Shares so transferred will continue to be bound by this Award.  Employee (and any subsequent holder of Restricted Shares) may not sell, pledge or otherwise directly or indirectly transfer (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in or any beneficial interest in any Restricted Shares except pursuant to the provisions of this Award.  Any sale, pledge or other transfer (or any attempt to effect the same) of any Restricted Shares in violation of any provision of this Award shall be void, and the Company shall not record such transfer, assignment, pledge or other disposition on its books or treat any purported transferee or pledgee of such Restricted Shares as the owner or pledgee of such Restricted Shares for any purpose.

(ii)
Restrictions on Vested Shares.  Except to the extent of the number of Vested Shares that may be transferred in connection with the satisfaction of tax withholding obligations as contemplated by Section 1(b)(ii) or Section 1(b)(iii), Employee shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Vested Shares for a period of six (6) months immediately following the date such shares become Vested Shares.  Any such disposition not made in accordance with this Award shall be deemed null and void.  Any sale, pledge or other transfer (or any attempt to effect the same) of any Vested Shares by Employee or any subsequent transferee in violation of this Section 1(e)(ii) shall be void, and the Company shall not record such transfer, assignment, pledge or other disposition on its books or treat any purported transferee or pledgee of such Vested Shares as the owner or pledgee of such Vested Shares for any purpose.  If an event specified in Section 1(a) occurs prior to or during the six (6)-month holding period described in this Section 1(e)(ii), the holding period shall be deemed satisfied.

(iii)
Certain Permitted Transfers.  The restrictions contained in this Section 1(e) will not apply with respect to transfers of the Restricted Shares pursuant to applicable laws of descent and distribution; provided that the restrictions contained in this Section 1(e) will continue to be applicable to the Restricted Shares after any such transfer; and provided further that the transferee(s) of such Restricted Shares must agree in writing to be bound by the provisions of this Award.

(f)	Additional Restrictions on Transfer.

(i)
In addition to any legends required under applicable securities laws, the certificates representing the Restricted Shares and Vested Shares, to the extent applicable, shall be endorsed with the following legend and Employee shall not make any transfer of the Restricted Shares or Vested Shares without first complying with the restrictions on transfer described in such legend:

transfer is restricted

The securities evidenced by this certificate are subject to restrictions on transfer and forfeiture provisions which also apply to the transferee as set forth in an award agreement, dated December 3, 2012, a copy of which is available from the Company.

(ii)
Opinion of Counsel.  No holder of Restricted Shares or Vested Shares may sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in or any beneficial interest in any Restricted Shares, except (i) pursuant to an effective registration statement under the Securities Act of 1933 (the “Securities Act”) or (ii) in a transaction that fully complies with Rule 144, without first delivering to the Company an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such transfer.

2.           Administration.  This Award shall be administered by the Committee.  The Committee shall have full and conclusive authority to interpret the Award; to prescribe, amend and rescind rules and regulations relating to this Award; and to make all other determinations necessary or advisable for the proper administration of this Award.  The Committee’s decisions shall be final and binding on Employee.

3.	Change in Capitalization.

(a)
The number and kind of Restricted Shares and Vested Shares shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Common Stock to holders of outstanding shares of Common Stock or any other increase or decrease in the number of shares of Common Stock outstanding effected without receipt of consideration by the Company.  No fractional shares shall be issued in making such adjustment.  All adjustments made by the Committee under this Section shall be final, binding, and conclusive.  No fractional shares shall be issued in making such adjustment.  All adjustments made by the Committee under this Section shall be final, binding, and conclusive.

(b)
In the event of a merger, consolidation, extraordinary dividend (including a spin-off), or other reorganization involving the Company or a tender offer for shares of Common Stock, whether or not such an event constitutes a Change in Control, the Committee may, in its sole discretion, adjust the Restricted Shares and Vested Shares such that other securities, cash or other property may be substituted for the Common Stock held by the Share Custodian or recorded in book entry form pursuant to this Award.

(c)
The existence of this Award shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

4.           Governing Laws.  This Award shall be construed, administered and enforced according to the laws of the State of Georgia; provided, however, no Restricted Shares shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which Employee resides, and/or any other applicable securities laws.

5.           Successors.  This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and permitted assigns of the parties.

6.           Notice.  Except as otherwise specified herein, all notices and other communications under this Award shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.  Notices sent to the Company shall be addressed to the attention of the Secretary of the Company.

7.           Severability.  In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

8.           Entire Agreement.  This Award expresses the entire understanding and agreement of the parties with respect to the subject matter.  This Award may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.           Violation.  Any transfer, pledge, sale, assignment, or hypothecation of any of the Restricted Shares or any portion thereof shall be a violation of the terms of this Award and shall be void and without effect.

10.           Headings and Capitalized Terms.  Section headings used herein are for convenience of reference only and shall not be considered in construing this Award.

11.           Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

12.           No Right to Continued Employment.  The award of Restricted Shares hereunder shall not be construed as giving Employee the right to continued employment with the Company or any affiliate of the Company or affect the right of the Company or any of its affiliates to terminate Employee’s employment at any time.

13.           Section 409A.  With respect to any portion of this Award subject to Section 409A of the Internal Revenue Code (“Section 409A”), this Award is intended to comply with the requirements of Section 409A and the provisions of herein shall be interpreted in a manner that satisfies the requirements of Section 409A, and the Award shall be operated accordingly.  If any provision, term or condition of this Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

14.           Amendment of the Award. The Committee may, at any time, amend the Award; provided, however that no such amendment, without Employee’s consent, shall adversely affect the rights of Employee under this Award.

15.	Special Definitions. For purposes of this Award, the following terms shall have the meanings ascribed to it in this Section 15, as follows:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Change in Control” means any one of the following events:

(i)
the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following shall not constitute a Change in Control:  (1) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company; or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate;

(ii)
within any twelve-month period (beginning on or after the Grant Date), the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of the Grant Date shall be deemed to be an Incumbent Director if that director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(iii)
the consummation of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

(iv)	the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or

(v)	the liquidation or dissolution of the Company.

(c)
“Committee” means the committee appointed by the Board of Directors of the Company to administer the Award.  The Committee shall consist of at least two members of the Board of Directors each of whom shall qualify as a “non-employee director,” as defined in Rule 16b-3 as promulgated under the Securities Exchange Act of 1934 and as an “outside director,” within the meaning of Code Section 162(m) and the regulations promulgated thereunder. The Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board of Directors.

(d)	“Employment Agreement” shall mean that certain employment agreement between the Company and Employee dated as of November 16, 2012, as may amended from time to time.

(e)
“Fair Market Value” with regard to a date shall mean the closing price at which a share of Common Stock shall have been sold on the last trading date prior to that date as reported by a national securities exchange selected by the Committee on which the shares of Common Stock are then actively traded and published in The Wall Street Journal.